UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Tumi Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1001 Durham Avenue
South Plainfield, New Jersey 07080

March 24, 2015
Dear Stockholder:
We cordially invite you to attend Tumi Holdings, Inc.’s Annual Meeting of Stockholders. The meeting will be held on May 4, 2015, at 9:00 a.m., Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.
Thank you for your support of Tumi Holdings, Inc.
Sincerely,
Jerome S. Griffith
Chief Executive Officer and President

1001 Durham Avenue
South Plainfield, New Jersey 07080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., Eastern Time, on May 4, 2015

Place	Offices of Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036

Items of Business
Proposal No. 1:  To elect three Class III directors identified on the attached Proxy Statement to the Board of Directors to serve for a three-year term.

Proposal No. 2:  To approve, on an advisory basis, the compensation of our named executive officers.

To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on March 10, 2015.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail or from your broker, bank or other nominee, the sections on voting shares on page 2 of the Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 4, 2015. Tumi Holdings, Inc.’s Proxy Statement and 2014 Annual Report to Stockholders are available at:
http://www.materials.proxyvote.com/tumi.

By Order of the Board of Directors,
March 24, 2015
South Plainfield, New Jersey	Peter L. Gray
Executive Vice President, General Counsel and Secretary

1001 Durham Avenue
South Plainfield, New Jersey 07080
PROXY STATEMENT
The Board of Directors (the “Board of Directors”) of Tumi Holdings, Inc. (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on Monday, May 4, 2015, at 9:00 a.m., Eastern Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036. On or about March 24, 2015, we are mailing notice of, and providing access to, these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”) and other information required by the rules of the Securities and Exchange Commission to stockholders of record as of March 10, 2015 (the “Record Date”). The Company’s principal executive offices are located at 1001 Durham Avenue, South Plainfield, New Jersey 07080 and its telephone number is 908-756-4400.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:    Why am I receiving these materials?

A:
We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the solicitation, by the Board of Directors of Tumi Holdings, Inc., of proxies to be voted at the Company’s Annual Meeting and at any adjournments or postponements thereof. You are receiving these materials because you were a Tumi Holdings, Inc. stockholder as of the close of business on the Record Date. These materials provide notice of the Annual Meeting, describe the proposals presented for stockholder action and include information required to be disclosed to stockholders.

Q:    What is included in these materials?

A:	These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K.

If you requested printed versions by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the SEC, the Company is using the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with the physical printing and mailing of materials.

Q:    How do I obtain electronic access to the proxy materials?

A:
The Notice will provide you with instructions regarding how to use the Internet to view the Company’s proxy materials for the Annual Meeting. This Proxy Statement and the Company’s Annual Report to Stockholders are available on the website http://www.materials.proxyvote.com/tumi. If you hold your shares in street name, you may be able to elect to receive future annual reports or proxy statements electronically. For information regarding electronic delivery you should contact your broker, bank or other nominee. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.

Q:    What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the Annual Meeting:

•	To elect three Class III directors to the Board of Directors to serve for a three-year term; and

•	To approve, on an advisory basis, the compensation of our named executive officers.

Q:    What is the Board of Directors’ voting recommendation?

A:	The Company’s Board of Directors recommends that you vote your shares:

•
“FOR” the election of Jerome S. Griffith, Thomas H. Johnson and Alexander W. Smith as Class III directors to serve on our Board of Directors for a three-year term and until their successors are duly elected and qualified; and

•
“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure beginning on page 19 (commonly referred to as “say-on-pay”).

Q:    Who is entitled to vote?

A:
All shares owned by you as of the Record Date, which is the close of business on March 10, 2015, may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.
On the Record Date, Tumi Holdings, Inc. had 67,868,867 shares of common stock issued and outstanding.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Tumi Holdings, Inc. or to vote in person at the Annual Meeting.
Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.
Q:    What must I do if I want to attend the Annual Meeting in person?

A:	Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date and admission will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., Eastern Time. Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the record date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:    If I am a stockholder of record of the Company’s shares, how do I vote?

A:	If you are a stockholder of record, there are four ways to vote:

•
In person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. Instructions on Internet voting are provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

Q:    If I am a beneficial owner of shares held in street name, how do I vote?

A:	If you are a beneficial owner of shares held in street name, there are four ways to vote:

•
In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot when you arrive. You must also bring valid picture identification such as a driver’s license or passport. In order for your vote to be counted, you must submit both the copy of the legal proxy and your completed ballot.

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. Instructions on Internet voting are provided in the Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

If you vote on the Internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 3, 2015. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Q:    What is the quorum requirement for the Annual Meeting?

A:
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority of the Company’s capital stock issued and outstanding and entitled to vote at the Annual Meeting are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:    What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (the “NYSE”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.
Q:    Which proposals are considered “routine” or “non-routine”?

A:
The election of directors (Proposal No. 1) and the approval on an advisory basis of executive compensation (Proposal No. 2) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 and Proposal No. 2.

Q:    What is the voting requirement to approve each of the proposals?

A:
Three directors have been nominated for election at the Annual Meeting. Each director will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the three nominees who receive the largest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on this proposal.

The approval on an advisory basis of executive compensation requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the approval on an advisory basis of executive compensation will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the approval on an advisory basis of executive compensation, they will have the same effect as negative votes or votes against this proposal. Broker non-votes will have no effect on this proposal.
Q:    How many copies should I receive if I share an address with another stockholder?

A:
Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that a single Notice and, if applicable, a single set of our proxy materials, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice and, if applicable, our proxy materials to you if you write or call our Corporate Secretary, Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080, telephone: (908) 756-4400. If you want to receive separate copies of the Notice and, if applicable, our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.

Q:    Who will count the vote?

A:	A representative of Broadridge Investor Communication Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the inspector of election.

Q:    Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.
Please note that your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed legal proxy from the stockholder of record giving you the right to vote the shares.
Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
Tumi Holdings, Inc. will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of the Notice card and these proxy materials to stockholders who request them, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Tumi Holdings, Inc.’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:    Is my vote confidential?

A:
Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated Broadridge to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

Q:    How can I obtain a copy of Tumi Holdings, Inc.’s Annual Report on Form 10-K?

A:
Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, are available to stockholders free of charge at http://www.materials.proxyvote.com/tumi or by requesting a copy by following the instructions provided on the Notice.

Q:    Where can I find the voting results of the Annual Meeting?

A:
Tumi Holdings, Inc. will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

PROPOSALS TO BE VOTED ON BY TUMI HOLDINGS, INC. STOCKHOLDERS
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors, or the Board, is currently comprised of seven members. The number of directors on our Board of Directors may be fixed exclusively pursuant to resolution adopted by our Board of Directors as provided in our Amended and Restated Certificate of Incorporation. Our Board of Directors is currently divided into three classes. Directors in each class serve for a term of three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The term of directors of one class expires at each annual meeting of stockholders.
At the Annual Meeting, three directors will be elected to serve until the 2018 annual meeting and until their successors are duly elected and qualified or until their earlier death, resignation or removal. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Jerome S. Griffith, Thomas H. Johnson and Alexander W. Smith to serve as its Class III directors. Each of the nominees currently is serving as a Class III director, and each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, if any of the nominees is unable to accept election, proxies voted in favor of any such nominee will be voted for the election of such other person as the Board nominates.
A plurality of all of the votes cast at the Annual Meeting at which a quorum is present in person or by proxy is required for the election of directors.
We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes do not constitute a vote “for,” “against” or “withheld” and will not be counted as “votes cast”. Therefore, abstentions and broker non-votes will have no effect on this proposal, assuming a quorum is present.
Board candidates are selected based upon various criteria including their character and reputation, relevant business experience and acumen, and relevant educational background. The Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for Board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings, and the Company’s annual meetings of stockholders.
In connection with our April 2012 initial public offering (“IPO”), we entered into a director nomination agreement with Doughty Hanson & Co IV Nominees One Limited, Doughty Hanson & Co IV Nominees Two Limited, Doughty Hanson & Co IV Nominees Three Limited, Doughty Hanson & Co IV Nominees Four Limited and Officers Nominees Limited or, together with their permitted transferees, the Doughty Hanson Funds, that provides for the right of the Doughty Hanson Funds to nominate individuals to our Board of Directors. So long as the Doughty Hanson Funds own 10% or more of our outstanding common stock, the Doughty Hanson Funds will have the right (but not have the obligation) to nominate two individuals to our Board of Directors, and so long as the Doughty Hanson Funds own 3% or more but less than 10% of our outstanding common stock, the Doughty Hanson Funds have the right (but not have the obligation) to nominate one individual to our Board of Directors. Subject to limited exceptions, we will include these nominees in the slate of nominees recommended to our stockholders for election as directors. In the event the Doughty Hanson Funds have nominated less than the total number of designees that the Doughty Hanson Funds are entitled to nominate pursuant to the director nomination agreement, then the Doughty Hanson Funds have the right, at any time, to nominate such additional designee(s) to which it is entitled, in which case, the members of our Board of Directors will take all necessary corporate action to increase the size of our Board as required to enable the Doughty Hanson Funds to so nominate such additional designees and designate such additional designees nominated by the Doughty Hanson Funds to fill such newly created vacancies. As of March 24, 2015, the Doughty Hanson Funds owned 13.4% of our outstanding common stock. On December 5, 2013, Richard P. Hanson, who had been the Doughty Hanson Funds nominee under the nomination agreement, notified us that he was resigning from the Board of Directors effective December 9, 2013. Christopher J. L. Fielding was appointed to the Board effective December 9, 2013 as a Doughty Hanson Funds nominee under the nomination agreement.
Pursuant to our employment agreement with Mr. Griffith, originally entered into on December 22, 2008, and amended and restated on March 11, 2015, we agreed to nominate Mr. Griffith to our Board of Directors.

Information Regarding the Nominees and the Continuing Directors
Qualifications
In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration the Company’s Corporate Governance Guidelines and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s determination is made based primarily on the following criteria: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. For more information about the nominating process, see “Board of Directors, Executive Officers and Corporate Governance—Director Nominating Process and Diversity.”
Set forth below is biographical information concerning each nominee who is standing for election at the Annual Meeting. Following the biographical information for each nominee is a description of such nominee’s specific experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee and the Board of Directors considered in determining whether to recommend the nominee for election to the Board of Directors. Mr. Griffith was nominated as a director pursuant to his employment agreement. In addition to the information presented below, the Company believes that its Board, including its nominees, constitutes a board with a reputation for integrity, strong business acumen and the exercise of sound judgment; a board that is strong in its collective knowledge and leadership abilities; and a board that has a diversity of viewpoints and backgrounds. The ages of the nominees and other members of the Board are as of the date of the Annual Meeting, May 4, 2015.
Class III Nominees - Terms Will Expire in 2018
Jerome S. Griffith (age 57) has served as our Chief Executive Officer and President and as a director since April 2009. From 2002 to February 2009, he was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the Board in 2004, then promoted to President of Esprit North and South America in 2006. From 1999 to 2002, he worked as an executive vice president at Tommy Hilfiger, an apparel and retail company. From 1998 to 1999, he worked as the president of retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, he worked in various positions at Gap, Inc., a retailer of clothing, accessories, and personal care products. Mr. Griffith is also a member of the Board of Directors of Vince Holdings, Inc., an apparel company.
Mr. Griffith’s qualifications to serve on our Board include the experience described above, including his experience as a senior executive of a major global consumer products company and his proven track record of innovation and driving international growth and expansion.
Thomas H. Johnson (age 65) has been a director since April 2012. Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment firm, from November 2005 to the present. Since 2008, he has also served as Chief Executive Officer of The Taffrail Group, LLC, a private strategic advisory firm. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005. From 1989 until 1997, Mr. Johnson served as President and Chief Executive Officer of Riverwood International, an integrated packaging and forest products company. From 1976 to 1989, Mr. Johnson served in various leadership positions with Mead Corporation, a paper products company, including President, Paperboard Division; President, Coated Board Division; Director, Strategic Planning and Corporate Development; and as an executive of Mead Consumer Products Division. Mr. Johnson has served as a director of GenOn Energy, Inc., a wholesale generator of electricity, and is currently a director of Coca-Cola Enterprises, Inc., an independent Coca-Cola bottler and distributor of bottle and can refreshments, with operations primarily in Europe, and Universal Corporation, a leaf tobacco merchant and processor. He was previously a director of ModusLink Global Solutions, Inc., a supply chain business process management company, and Superior Essex Inc., a wire and cable manufacturer.
Mr. Johnson was elected to serve on our Board of Directors because of his extensive international management experience. Mr. Johnson’s service on the boards and audit committees of other public companies also provides our Board with financial, operational and strategic expertise.
Alexander W. Smith (age 62) has been a director since December 2013. Since joining Pier 1 Imports in February 2007, he has served as its President and Chief Executive Officer and on its Board of Directors. Mr. Smith has over 30 years of retail and international branding experience. Prior to joining Pier 1 Imports, Mr. Smith served as Group President of the TJX Companies, Inc., where he oversaw the operations and development of Home Goods, Marshalls, and TJ Maxx plus a number of corporate functions. He was instrumental in the development of the TK Maxx stores in Great Britain and oversaw international operations. From 2007 to 2011, Mr. Smith also served as a director of Papa John’s International, Inc., including as chairman of its compensation committee and as a member of its audit committee. He has a bachelor’s degree in biological sciences from the University of East Anglia.
Mr. Smith was elected to serve on our Board because of the depth of his experience in the fields of international retailing operations and brand management, and because of his public company experience as an executive and director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE ELECTION OF EACH OF MR. GRIFFITH, MR. JOHNSON AND MR. SMITH TO THE BOARD OF DIRECTORS.

Class I Continuing Directors - Terms Will Expire in 2016
Claire M. Bennett (age 49) has been a director since January 2013. Ms. Bennett has been Executive Vice President, Global Travel & Lifestyle Services of American Express Company, a global service company that provides charge and credit payment card products and travel-related services, from February 2012 to the present. Prior to her current position, Ms. Bennett served as Senior Vice President, Global Advertising and Brand Management for American Express and then General Manager, U.S. Consumer Travel Network for American Express. Before joining American Express in 2006, Ms. Bennett held various marketing and general management positions with Dell Inc. Prior to joining Dell, Ms. Bennett held various positions in brand management, strategic planning, and finance/accounting at The Quaker Oats Company (now PepsiCo, Inc.). Ms. Bennett is a member of various travel industry advisory boards, including Starwood Hotels & Resorts Worldwide, Inc. Ms. Bennett was previously a member of the Board of Directors of Pong Research Corporation, a mobile device technology company and a member of the Board of Directors of Public Allies, a non-profit organization.
Ms. Bennett was appointed to serve on our Board of Directors because of her more than 20 years of marketing and finance experience.
Christopher J.L. Fielding (age 34) has been a director since December 2013. He is a Principal of Doughty Hanson & Co Managers Limited (“Doughty Hanson”), which he joined in September 2006 with a focus on European private equity investment. Before joining Doughty Hanson, Mr. Fielding worked in the London office of Citigroup on mergers, acquisitions, and securities offerings. He also served in the British Army as a platoon commander in the Grenadier Guards. Mr. Fielding has a degree in Classics from Oxford University.
Mr. Fielding was elected to serve on our Board because of his affiliation with Doughty Hanson, his financial expertise and his experience working with companies controlled by private equity sponsors. Mr. Fielding serves as a director pursuant to a director nomination agreement among the Company and certain funds managed by Doughty Hanson.
Class II Continuing Directors - Terms Will Expire in 2017
Joseph R. Gromek (age 68) has been a director since April 2012 and was appointed non-executive Chairman in December 2013. From April 2003 to February 2012, Mr. Gromek served as President and Chief Executive Officer and as a director of The Warnaco Group, Inc., a global apparel company. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc., a clothing retailer. Over the last 25 years, Mr. Gromek has held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and AnnTaylor Stores Corporation. Mr. Gromek is a member of the Board of Directors of Wolverine World Wide, Inc., a footwear and apparel company, The Children’s Place Retail Stores, Inc., a children’s specialty apparel retailer and Guess?, Inc., a global apparel and accessories company. Mr. Gromek also serves on the Board of Directors of Ronald McDonald House, Stanley M. Proctor Company and J. McLaughlin, as a member of the Board of Governors of the Parsons School of Design, as a member of the Board of Trustees of the Trevor Day School and as Chairman of the Board of the New School. He was previously a member of the Advisory Board of the Fashion Institute of Technology.
Mr. Gromek was elected to serve on our Board of Directors because of his extensive experience and strong track record as an executive in the retail industry and his public board governance experience.
Michael J. Mardy (age 66) has served as our Chief Financial Officer and Executive Vice President since July 2003 and a director since November 2011. Prior to joining Tumi, from 1996 to 2002, he served as Executive Vice President, Finance and Administration of Keystone Foods LLC, a processor and distributor. From 1982 to 1996, he served as Senior Vice President, Chief Financial Officer and in various other finance positions at Nabisco Biscuit Company, a snack food and consumer products company. From 2003 to 2013, Mr. Mardy served as a director of ModusLink Global Solutions, Inc. Mr. Mardy serves on the Board of Directors of Keurig Green Mountain, Inc. Mr. Mardy also serves on the board of the Institute of Medicine and Public Health for New Jersey and on the Board of Trustees of the Eden Institute for Autism.
Mr. Mardy’s qualifications to serve on our Board include his extensive financial and accounting expertise (including his membership in the American Institute of Certified Public Accountants and the Financial Executive Institute), the experience he has gained through service on the board of other public companies, his consumer products experience in prior management positions and his overall leadership skills as a senior executive.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Role of Board of Directors
The Company’s business and affairs are managed under the direction of the Board of Directors, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to the Company’s stockholders. The Board of Directors’ goals are to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and the other individuals and organizations who depend on the Company. The Board of Directors establishes the Company’s overall corporate policies, evaluates the Company’s Chief Executive Officer and the senior leadership team and acts as an advisor and counselor to senior management. The Board of Directors also oversees the Company’s business strategy and planning, as well as the performance of management in executing the Company’s business strategy, assessing and managing risks and managing the Company’s day-to-day operations.
Director Independence
Under the NYSE listing standards, in order to consider a director independent, the Board of Directors must affirmatively determine that he or she has no material relationship with Tumi Holdings, Inc. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Tumi Holdings, Inc. or its independent registered public accounting firm.
The Board affirmatively determined that all of the Directors qualify as independent directors under the corporate governance standards of the NYSE, with the exception of Jerome S. Griffith and Michael J. Mardy, each of whom is considered not independent because of his employment as a senior executive of the Company.
Board of Directors Meetings and Attendance
The Board of Directors held seven meetings during 2014. All of the directors attended at least 75% of the total of all of the meetings of the Board of Directors and Board committees on which they served during 2014.
Board Leadership Structure
The Company’s Corporate Governance Guidelines provide that the Board of Directors may select from among its members a Chairman who shall preside at all meetings of the stockholders and the Board.
The Board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer and in 2013, appointed Mr. Gromek as non-executive Chairman. We believe this structure is optimal for us because it avoids any duplication of effort between the Chairman and the Chief Executive Officer and permits our Chief Executive Officer to focus his efforts on the day-to-day management of the Company. This separation provides strong leadership for the Board and the Company through the Chairman, while also positioning our Chief Executive Officer as our leader in the eyes of our employees and other stakeholders.
The Company has no formal policy that requires the separation or combination of the Chairman and Chief Executive Officer roles, and the Board may reconsider the best board leadership structure for us from time to time. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with the separation of duties and responsibilities between the Chairman and the Chief Executive officer, is the optimal structure for us at this time.
Committees of the Board of Directors
The Board of Directors maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted charters for each of these committees. The written charter for each of our Audit,

Compensation and Nominating and Corporate Governance Committees is available on the Investor Relations page of our website (www.tumi.com) and may also be obtained upon request without charge by writing to Corporate Secretary, Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080. The contents of our website are not part of this Proxy Statement, and our internet address is included in this document as an inactive textual reference only.
Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended, or the Exchange Act. Our Audit Committee assists our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. The Audit Committee: reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary; reviews our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.
The Audit Committee held seven meetings during 2014. Our Audit Committee is currently composed of three members, Ms. Bennett, Mr. Johnson (chairperson) and Mr. Smith. Our Board of Directors has determined that Mr. Johnson is qualified as an “audit committee financial expert” within the meaning of SEC regulations. All of the members of the Audit Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE rules. Our Board of Directors has determined that Ms. Bennett and Messrs. Johnson and Smith meet the definition of an “independent” director under each of the NYSE listing standards and Rule 10A-3 of the Exchange Act.
Compensation Committee
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our equity compensation plans and prepares the Compensation Committee report required by SEC rules to be included in our proxy statement. The current members of our Compensation Committee are Mr. Fielding, Mr. Gromek (chairperson) and Mr. Johnson, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC and the NYSE.
The Compensation Committee held six meetings during 2014.
To the extent permitted by applicable law and the provisions of the 2012 Long-Term Incentive Plan, on an annual basis the Compensation Committee approves a pool of shares (expressed as a dollar value amount) with respect to which it delegates authority to Mr. Griffith and Mr. Mardy to grant stock options and restricted stock units to non-executive employees within certain limits, including a prohibition on making grants to direct reports and per person limits, which authority is generally used to facilitate making new hire grants and to recognize promotions or reward special accomplishments and achievements. The Compensation Committee also approves a pool of shares (expressed as a dollar value amount) for annual grants of stock options and restricted stock units to non-executive employees, and thereafter Mr. Griffith and Mr. Mardy are authorized to determine the amounts and recipients of the annual awards (which are made on the third trading day after the public release of annual financial results), subject to certain limitations established by the Compensation Committee. With respect to restricted stock unit awards, Mr. Griffith and Mr. Mardy act as the members of the Restricted Stock and Restricted Stock Unit Committee of the Board of Directors, to which this authority is delegated.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Ms. Bennett, Mr. Gromek and Mr. Smith (chairperson), each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC and the NYSE.

The Nominating and Corporate Governance Committee held five meetings during 2014.
Risk Management and Oversight
Our Board of Directors oversees our risk management process, including the Company-wide approach to risk management, carried out by our management. Our full Board of Directors determines the appropriate levels of risk for the Company, generally assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Per the charter of the Compensation Committee, the Compensation Committee reviews and discusses annually the relationship between risk management policies and practices and compensation. In assessing the risk in 2014, the Compensation Committee considered the following features of its compensation program: (i) the program is designed to reflect long and short term goals, (ii) incentives are based on multiple performance measures, (iii) the cash bonus plan is subject to a cap, (iv) the performance-based restricted stock units are associated with a metric which is distinct from the metrics used for the cash bonus plan, and (v) the use of stock options aligns management’s and stockholders' interests.
The Audit Committee plays a key role in the Board of Directors’ exercise of its risk oversight function. The Audit Committee is primarily responsible for overseeing matters involving the Company’s financial and operational risks, and the guidelines, policies and processes for managing such risks, including internal controls. The Audit Committee conducts its risk oversight in a variety of ways, including reviewing management’s assessment of the Company’s internal control over financial reporting, reviewing the results of regulatory examinations, and receiving quarterly reports on legal and regulatory matters. Additionally, the Company’s independent registered public accounting firm regularly discusses risks and related mitigation measures that may arise during its regular reviews of the Company’s financial statements with the Audit Committee. To ensure candid and complete reporting, the Audit Committee regularly meets in separate executive sessions with management, the head of the Company’s internal audit function (who reports to the Audit Committee) and the Company’s independent registered public accounting firm.
Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board. Pursuant to our Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.
Corporate Governance Guidelines, Code of Business Conduct and Code of Ethics
Our Board of Directors has adopted Corporate Governance Guidelines, which set forth a governance framework within which our Board of Directors, assisted by committees thereof, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board of Directors, director independence, compensation of directors, management succession and review, committees of the Board of Directors and selection of new directors.
We have a Code of Business Conduct and Ethics, which is applicable to all employees of the Company. We have a separate Code of Ethics for Principal Executive and Senior Financial Officers, which contains provisions specifically applicable to our principal executive officer, principal financial officer, principal accounting officer and controller (or persons performing similar functions).
The Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the Code of Ethics for Principal Executive and Senior Financial Officers are available on the Investor Relations page of our website (www.tumi.com). Any amendments to these codes, or any waivers of their requirements, will be disclosed on our website. Information on, or accessible through, our website is not part of this Proxy Statement.
Director Compensation
The Compensation Committee reviews and evaluates, on an annual basis, the appropriate level of compensation for Board and Committee service by non-employee directors, perquisites and other personal benefits to the directors, as well as the processes and procedures for the consideration and determination of director compensation to be included in the proxy statement. In 2014, the Compensation Committee with the assistance of its independent compensation consultant, Pay Governance LLC, reviewed the compensation we pay to our directors, relative to our peer group. As a result of this review, in May 2014, the Compensation Committee recommended and the Board approved the Tumi Holdings, Inc. Director Compensation Plan (the “Director Plan”), which provides for compensation to non-employees and non-affiliated directors. All members of the Board other than Mr. Griffith and Mr. Mardy are non-employee directors, and all of the non-employee directors are non-affiliated directors other than Mr. Fielding.
Cash compensation
Pursuant to the Director Plan, we pay each non-employee and non-affiliated director an annual retainer, in equal quarterly installments. For 2014, the annual retainer was $40,000, and for 2015, the annual retainer was increased to $50,000. During 2014, we did not pay any additional fees for committee chairmanships, but beginning 2015, committee chairs receive an additional retainer of $10,000 annually, for the Compensation Committee and Nominating and Corporate Governance Committee and $15,000 annually, for the Audit Committee. In addition, beginning in 2015, we are compensating our Chairman with an additional retainer of $25,000 annually. The Committee chair and Chairman additional retainers recognize the additional time and efforts associated with those positions. We do not currently pay meeting fees to any of our directors. All non-employee and non-affiliated members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors. Members of the Board of Directors are also eligible to receive a discount on Tumi products.
Equity compensation
Prior to 2014, non-employee and non-affiliated directors annually received a stock option award with a grant date fair market value of $50,000, vesting in three equal annual installments, subject to such directors’ continued service on the Board and the other terms and conditions set forth in the stock option agreement governing the terms of the grant. As a result of the compensation review, and as part of the resulting Director Plan, starting in 2014 we began the practice of annually awarding our non-employee and non-affiliated directors restricted stock units for a number of shares with a grant date value of $50,000, vesting in one year, subject to continued service on the Board and the other terms and conditions set forth in the restricted stock unit agreement governing the terms of the award. Accordingly, on May 16, 2014, each of Messrs. Gromek, Johnson, and Smith and Ms. Bennett received an award of 2,670 restricted stock units.
Non-Employee Director Stock Ownership Guidelines
In 2015, we adopted stock ownership guidelines that require that each non-employee director maintain a stock ownership level equal to three times the annual non-employee director cash retainer.  We believe these guidelines further align the interests of the directors with the stockholders.  Each non-employee director must meet the ownership requirement by the end of the fifth year after he or she becomes subject to the guidelines.

2014 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Claire M. Bennett	40,000	50,000	—	—	—	—	90,000
Joseph R. Gromek	40,000	50,000	—	—	—	—	90,000
Thomas H. Johnson	40,000	50,000	—	—	—	—	90,000
Alexander W. Smith	40,000	50,000	—	—	—	—	90,000

(1)
Amounts reflect the grant date fair value of the restricted stock units awarded in 2014 computed in accordance with FASB ASC Topic 718. As of December 31, 2014, the aggregate number of restricted stock units ("RSUs") held by each director was: 2,670 RSUs for each of Ms. Bennett, Mr. Gromek, Mr. Johnson and Mr. Smith.

(2)	As of December 31, 2014, the aggregate number of outstanding option awards held by each director was: 6,020 for Ms. Bennett, 10,913 for Mr. Gromek, 10,913 for Mr. Johnson and 4,677 for Mr. Smith.

Director Nominating Process and Diversity
The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for

Board membership. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate.
The Nominating and Corporate Governance Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its nomination recommendations. The Nominating and Corporate Governance Committee has not identified any specific minimum qualifications which must be met for a person to be considered as a candidate for director. However, Board candidates are selected based upon various criteria including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although the Board of Directors does not have a formal diversity policy, the Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for Board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings and the Company’s annual meetings of stockholders.
Candidates Nominated by Stockholders
The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. Our Corporate Governance Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to the Company’s Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Corporate Governance Committee for election at the 2016 annual meeting may do so by delivering written notice, no earlier than January 4, 2016 and no later than February 3, 2016, of such nominees’ names to Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080, Attention: Corporate Secretary. Any stockholder of record or beneficial owner of common stock proposing such a nomination must (i) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at the 2016 annual meeting of stockholders and (ii) comply with the applicable notice procedures set forth in the Company’s Amended and Restated By-Laws.
The Company’s Amended and Restated By-Laws require that certain information must be included in the notice provided to the Company’s Corporate Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner (collectively, the “Nominating Person”). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person, (ii) information regarding the common stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the common stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company’s Amended and Restated By-Laws, (iv) a description of all agreements, arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination and (v) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business. The notice must also include a representation that the stockholder giving the notice intends to appear in person or by proxy at the 2016 annual meeting to nominate the person named in the notice.
The Company’s Amended and Restated By-Laws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, business and residential address and principal occupation, (ii) the information that would be required to be provided if the candidate were a Nominating Person and (iii) any other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.
For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company’s Amended and Restated By-Laws.
No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.
Communications with the Board of Directors
Any interested parties desiring to communicate with the Board of Directors or any of the independent directors, including the Chairman, regarding the Company may do so by delivering correspondence to such directors (or the entire Board) in care of the Company’s Secretary at Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports regarding accounting, internal accounting controls or auditing matters. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of our people, including with respect to accounting, internal accounting controls or auditing issues, may communicate that concern in a confidential and anonymous manner by calling our hotline at 1-800-322-8864, extension 7100.
Executive Sessions
The rules of the NYSE require the non-management directors of the Company to regularly meet in executive session without management. In 2014, non-management directors of the Company met in executive session four times. The Company’s Corporate Governance Guidelines provide that a non-management independent director shall be chosen to preside at each executive session. As Chairman, Mr. Gromek presides over the executive sessions and in his absence the Board may appoint a presiding director. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, including the Chairman, see “—Communications with the Board of Directors” above.
Outside Advisors
Our Board of Directors and each of its committees may retain independent advisors of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain independent advisors.
Attendance at Annual Meeting
As stated in our Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. Six of our seven directors attended the Company’s 2014 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
During 2014, our Compensation Committee consisted of Messrs. Fielding, Gromek and Johnson. No member of the Compensation Committee has at any time in the last fiscal year been one of our officers or employees, and none has had any relationships with our Company of the type that is required to be disclosed under Item 404 of Regulation S-K.
None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee, or other Board committee performing equivalent functions, of any entity that has one or more executive officers who serves as one of our directors or on our Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of our common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based solely on a review of such reports and written representations from the directors and executive officers, the Company believes that all such filing requirements were met during 2014.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our Board recognizes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. Per the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 and Section 14A of the Exchange Act, we are required to provide our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Consistent with the recommendation of the Board to stockholders that future stockholder votes on executive compensation be held annually, and in light of the voting results on the say on frequency proposal at the 2014 annual meeting of stockholders, the Company has determined that it will hold an annual advisory vote on the compensation of named executive officers until the next required vote on the frequency of stockholder votes on executive compensation takes place at the 2020 annual meeting of stockholders.
As described in more detail under the heading “Compensation Discussion and Analysis” we believe our executive compensation program aligns with our short and long term business goals, with a significant portion of compensation “at risk” and directly linked to our overall performance. As such we believe our executive compensation properly aligns the interests of our executives with the interests of our stockholders.
The Board of Directors recommends that the stockholders vote in favor of the following resolution:
Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures in this Proxy Statement.
As an advisory vote, this proposal is not binding upon us or the Board of Directors. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Vote Required

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes represented at the Annual Meeting and entitled to vote on the proposal. Only votes cast “for” a matter constitute affirmative votes, so abstentions will have the same effect as a vote against this proposal. “Broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

AUDIT-RELATED INFORMATION

Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of directors who have been determined by the Board of Directors to be independent of the Company as prescribed by the NYSE and the SEC. The Company’s management has the primary responsibility for the financial statements and for the reporting process, including the establishment and maintenance of the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the Company’s internal control over financial reporting and expressing an opinion on managements’ assessment thereof. In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s financial statements and the assessment of the Company’s internal control over financial reporting.
The Audit Committee has discussed with Grant Thornton LLP, their independent registered accounting firm, the matters required to be discussed by PCAOB Auditing Standards No. 16 and has reviewed and discussed Grant Thornton LLP’s independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Grant Thornton LLP its independence from the Company. The Audit Committee also has considered whether Grant Thornton LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that Grant Thornton LLP is independent from the Company and its management.
The Audit Committee meets with the Chief Financial Officer and representatives of Grant Thornton LLP, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.
The Audit Committee
Thomas H. Johnson (Chairperson)
Claire M. Bennett
Alexander W. Smith
Fees Paid to Grant Thornton LLP

Grant Thornton LLP has served as the Company’s independent registered public accounting firm since September 2003.  The Audit Committee is currently conducting a review process to determine the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.  The Audit Committee has invited several firms, including Grant Thornton LLP, to participate in this process.  As the Audit Committee is still engaged in this process as of the date of this Proxy Statement, the Board of Directors is not asking stockholders to ratify the appointment of an independent registered public accounting firm at this time.  However, the Company expects representatives of Grant Thornton LLP, and any such other independent accounting firm that the Company may have engaged at that time, to be present at the Annual Meeting to respond to appropriate questions and make a statement, if they so desire. The following table sets forth the aggregate fees charged by Grant Thornton LLP for audit services rendered in connection with the audit of our consolidated financial statements and reports for 2014 and 2013 and for other services rendered during 2014 and 2013, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2014	2013
Audit Fees	$993,963	$1,209,014
Audit-Related Fees	40,000	40,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,033,963	$1,249,014
Audit fees: Includes the aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of our consolidated financial statements and review of our condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, respectively. Also included are the aggregate fees billed by Grant Thornton LLP for professional services performed in connection with our filing of certain registration statements and the related issuance of comfort letters and consents in connection with the secondary stock offerings in April 2013 and September 2014.
Audit-Related Fees: Includes the aggregate fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit of our financial statements and are not reported under “Audit Fees.” These services primarily relate to our annual 401(k) audit.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee has adopted a policy that requires advance approval of all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagement and relationships between us and our independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged. The Audit Committee pre-approved all of the audit and non-audit services provided to the Company by Grant Thornton LLP in fiscal year 2014.

MANAGEMENT

Executive Officers
Set forth below is information, as of the date of the Annual Meeting, May 4, 2015, concerning the Company’s executive officers.

Name	Age	Position(s)
Jerome S. Griffith	57	Chief Executive Officer and President
Michael J. Mardy	66	Chief Financial Officer and Executive Vice President
Peter L. Gray	47	Executive Vice President, General Counsel and Secretary
Steven M. Hurwitz	59	Senior Vice President—Product Development, Manufacturing and Sourcing
Adam Levy	52	President, Retail
David J. Riley	44	Chief Accounting Officer and Senior Vice President, Finance
Jerome S. Griffith. For biographical information regarding Mr. Griffith, see page 7.
Michael J. Mardy. For biographical information regarding Mr. Mardy, see page 8.
Peter L. Gray has served as our Executive Vice President, General Counsel and Secretary since December 2013. Mr. Gray was employed by ModusLink Global Solutions, Inc. (formerly CMGI, Inc.), a supply chain business process management company, from June 1999 to October 2013. Beginning in March 2002, he was ModusLink’s Executive Vice President and General Counsel, additionally becoming its Secretary in December 2005 and its Chief Administrative Officer in June 2012. Prior to joining ModusLink, Mr. Gray was Assistant General Counsel at Cambridge Technology Partners (Massachusetts), Inc., and a junior partner at Hale and Dorr LLP.
Steven M. Hurwitz has served as our Senior Vice President—Product Development, Manufacturing and Sourcing since 2006 and is responsible for managing our global supply chain. Prior to joining Tumi, from 1982 to 2000 and 2004 to 2006, Mr. Hurwitz served in various positions, including Vice President, Group Manufacturing—Accessories, at Liz Claiborne, Inc., a retailer of apparel and accessories. From 2002 to 2004, he was President—Accessories Division of the Betesh Group, a designer and manufacturer of accessories, bedding and electronic storage products. Prior to joining Betesh Group, Mr. Hurwitz was President—Ladies Group at Amerex Apparel Group, Inc., a designer and manufacturer of outerwear and sportswear.
Adam Levy has served as our President, Retail since July 2012, after joining the Company as Executive Vice President, Retail in October 2011. From 2009 to 2010, Mr. Levy served as President of Retail, Partnered Brands at Liz Claiborne, Inc., a retailer of apparel and accessories. From 2005 to 2009, he was employed by Jones Apparel Group, a designer, marketer and wholesaler of apparel and accessory brands, and served as President of Retail, Ready to Wear. From 2000 to 2005, Mr. Levy held various positions at Tommy Hilfiger, an apparel and retail company, before leaving in 2005 as the Vice President, General Merchandise Manager, Retail.
David J. Riley has served as Chief Accounting Officer since February 2015, and as Senior Vice President, Finance since July 2014. Mr. Riley was Chief Executive Officer of The Gladius Group, Inc., a professional services firm specializing in chief financial officer and executive services, from November 2012 to June 2014. From 2000 to July 2012, Mr. Riley was employed in various financial and executive capacities by ModusLink Global Solutions, Inc. (formerly CMGI, Inc.), a supply chain business process management company, where his positions included Vice President, Finance, from April 2003 to June 2006, Chief Financial Officer from June 2006 to April 2007, Executive Vice President, Corporate Development from May 2007 to July 2012, and Business Unit President and CEO of Tech for Less, LLC (a subsidiary of ModusLink) from February 2011 to November 2011. Mr. Riley began his career with the accounting firm, Ernst & Young, LLP, and he is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
In administering 2014 compensation and evaluating the named executive officers and their performance, the Board of Directors and Compensation Committee considered the financial and nonfinancial dynamics of operating in the global and premium retail industry, the importance of rewarding and retaining talented, experienced executive officers to continue to guide the Company, and the alignment of executive compensation programs with stockholders’ interests.
2014 Financial Performance

•	Net sales increased 13% to $527 million in 2014 from $467 million in 2013.
•	Gross profit increased 14% to $306 million in 2014 from $269 million in 2013.
•	Operating income increased 8% to $93.4 million in 2014 from $86.4 million in 2013.
2014 Nonfinancial Performance

•	Continued to expand our global presence.
•	Broadened our product base through the introduction or relaunch of Alpha 2, TegraLite Max and Vapor.
•	Redesigned and launched our new website, www.tumi.com.
•	Bolstered our standing as a global premium travel lifestyle brand.
•	Demonstrated broad-based growth, stemming from our industry-leading product innovation, impactful marketing programs, channel penetration, and growth in existing and new markets.
Stockholder Alignment

•	Stockholder alignment was supported and motivated by Tumi's strong equity mix in the compensation of the CEO and other Tumi executives.
•	Tumi's one-year total shareholder return ("TSR") (+5%) in 2014 outperformed average 2014 TSR of the Company's peer group (-12%).

•	In addition, Tumi's two-year TSR (+14%), also outperformed the Company's peer group over the same period (+2%).
•
Tumi's CEO alignment with stockholders is reinforced by the CEO's stock ownership levels, as shown on the Beneficial Ownership table included in this Proxy Statement, and pay mix, depicted below, through which 68% is performance-based and 44% is equity-based.

CEO Pay Mix

Pay for Performance Alignment

•	Tumi set challenging annual incentive goals in 2014. Despite achieving record profit levels, the annual cash bonus paid out at 42.5% of target.
•
Tumi's commitment to pay for performance alignment begins with the CEO, whose 2014 target total direct compensation included 68% pay at risk. Other than salary, all other 2014 compensation components were at risk: annual cash bonus, stock options, and performance-based restricted stock units (PRSUs).

•	The 2014 total compensation for the other named executive officers covered in this document also has a strong emphasis on equity:

Type of Compensation	% of Target Compensation
Base Salary	45% to 48%
Annual Cash Bonus	21% to 22%
Stock Options	15% to 16%
Performance-based RSUs	15% to 16%
Investor Support

•
As the Company conducted its initial public offering in 2012 and was classified as an Emerging Growth Company under the JOBS Act, it was not required to seek approval on an advisory basis, of the compensation of its named executive officers, known as "say-on-pay," until the third year after its IPO. However, the Company elected to hold its first say-on-pay vote at its annual meeting held in May 2014 (the "2014 Annual Meeting"). At that meeting 92% of the shares present and voting approved the compensation.

•
At the 2014 Annual Meeting, the stockholders also approved, on an advisory basis, and in line with the Company's recommendation, that the Company seek approval of the executive compensation on an annual basis.

Overview
The following Compensation Discussion and Analysis provides information regarding the objectives and components of our compensation philosophy, policies and practices with respect to the compensation of our named executive officers. Our named executive officers for the year ended December 31, 2014 were:

•	Jerome S. Griffith, Chief Executive Officer and President;
•	Michael J. Mardy, Chief Financial Officer and Executive Vice President;
•	Steven M. Hurwitz, Senior Vice President—Product Development, Manufacturing and Sourcing;
•	Adam Levy, President, Retail; and
•	Peter L. Gray, Executive Vice President, General Counsel and Secretary.
The Compensation Committee of our Board of Directors (the “Compensation Committee”) has overall responsibility for the compensation program for our named executive officers. Members of the Compensation Committee are appointed by our Board of Directors, and our Compensation Committee consists entirely of independent directors, as defined under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service. Procedurally, the Compensation Committee reviews all matters of executive compensation and recommends such matters for approval by all of the independent members of the Board of Directors who are both “non-employee directors” for the purposes of Section 16 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. All references in this CD&A to the Board of Directors refer to such independent members of the Board.
Key 2014 Compensation Activities

•
Reviewed executive pay benchmarking against peer group, where data was available, and general industry for each of the named executive officers and concluded that compensation approximated the median for the group as a whole.

•	Established and reviewed peer group incentive design characteristics and implemented a new 2014 bonus plan and 2014 long-term incentive award design.
•	The 2014 bonus plan was based on pre-established financial metrics, namely operating income and net revenue growth, with specific threshold, target, and stretch goals established for each metric.
•
The 2014 long-term incentive vehicles were stock options and performance-based restricted stock units. The performance-based restricted stock unit design, as discussed below, measures a pre-established metric over a multi-year period against specific threshold, target, and stretch goals.

•	Both the bonus plan and long-term incentives were designed and established to align stockholders’ and management’s interest.
Compensation Actions Effective in 2015

•	Modified employment and change in control agreements. Key changes made include:
	○	Removing the 280G gross-up provision from the Chief Executive Officer's employment agreement.
	○	Enhancing severance provisions for the named executive officers, in line with market practices, in the event of termination before and after a change in control.
All of the modifications are discussed in more detail under "Potential Payment upon Termination or Change in Control" elsewhere in this Proxy Statement.

•	Adopted stock ownership guidelines including:
	○	Six times base salary for Chief Executive Officer
	○	Three times base salary for Chief Financial Officer
	○	One and one half times base salary for other executive officers, including the named executive officers
	○	Three times annual cash retainer for non-employee members of the Board of Directors

We strive to follow best practices in our executive compensation program. Key features of this program are set forth below:

What We Do

•	We Pay for Performance
•	We consider peer groups in establishing compensation
•	We schedule and price stock option and restricted stock unit grants to promote Transparency and Consistency
•	We have double-trigger equity vesting in the event of a Change in Control
•	We have a conservative compensation risk profile
•	We maximize the tax deductibility of incentive compensation, except as discussed under “Tax Considerations” below
•	We retain an independent compensation consultant

What We Don’t Do

•	We do not pay dividend equivalents on Stock Options or performance shares
•	We do not allow share recycling
•	We do not allow repricing underwater Stock Options (including cash outs)
•	We do not allow hedging, pledging or short sales of Company stock
•	We do not allow our shares to be held in margin accounts
•	We do not pay tax gross-ups
Compensation Philosophy and Objectives
Tumi’s compensation philosophy is to provide competitive salaries and incentives to achieve superior financial performance. Our executive compensation program is designed to meet the following objectives:

•	Attract and retain executive officers who contribute to our success;
•	Align compensation with our business mission, strategy and goals;
•	Align the interests of our executive officers with the interests of our stockholders; and
•	Motivate and reward high levels of performance.
These objectives collectively seek to link compensation to our overall financial performance, which helps to ensure that the interests of our named executive officers are aligned with the interests of our stockholders. These objectives serve as guiding principles in our compensation program design.

Components of Executive Compensation
The principal components of compensation for our named executive officers for fiscal 2014 consisted of base salary, an annual cash bonus, long-term incentive compensation and other benefits, as further described in the table below:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Core responsibilities, years of service with the Company and experience in similar positions at other companies	Provide a regular and stable source of income to named executive officers
Annual Cash Bonus	The Company achieving specific corporate business objectives over which the named executive officers have reasonable control or influence
Focus named executive officers on specific annual goals that contribute to the Company's long-term success

Provide annual performance-based cash compensation

Align participants on important annual performance metrics

Long-term Incentive Compensation	Focusing on long-term corporate business objectives Focusing on driving long-term stockholder value Continuing employment with the Company during the vesting period
More closely align named executive officers' interests with stockholders' interests

Reward named executive officers for building stockholder value

Encourage long-term investment in the Company and strategy development by the named executive officers

Retain named executive officers

Other Benefits
In the case of health and welfare benefits that are offered to all full-time employees, providing support to named executive officers and their families throughout various stages of their careers with the Company

Core responsibilities, years of service with the Company and experience in similar positions at other companies
Attract and retain named executive officers with appropriate health and welfare benefits Limited perquisites to convey additional value in connection with performing job duties
Determining the Amount of Each Component of Compensation
Overview
The amount of each component of our compensation program is determined on an annual basis by our Board of Directors, after receiving a recommendation by the Compensation Committee, taking into consideration compensation programs of comparable companies and the competitive market for our named executive officers and general economic factors. In fiscal 2014, as in prior years, our approach has been to provide named executive officers with a base salary and an annual cash bonus opportunity and long-term incentive compensation that were generally competitive with the level of those elements paid for comparable positions at comparable companies.
After the year is over, our Compensation Committee reviews the performance of the named executive officers to determine the achievement of annual incentive compensation targets and to assess the overall functioning of our compensation plans against our goals.
Base salary
Our Compensation Committee reviews our named executive officers’ base salaries on an annual basis taking into consideration each individual’s responsibilities and experience, market and peer compensation levels and other discretionary factors deemed relevant by our Compensation Committee. Such other factors may include material changes in position or responsibilities, prior performance, overall corporate performance and competitive marketplace for executive talent. The Compensation Committee recommends any base salary adjustments to the Board of Directors for approval.
We believe our base salaries are set at levels that allow us to attract and retain executives in competitive markets. The level of base pay for each named executive officer in fiscal 2014 was determined with the goal of setting compensation for our named executive officers at approximately the 50th percentile relative to survey data. Base salary is evaluated at the beginning of the year, and if any changes are deemed appropriate, the adjustments are typically made at the mid-point of the year.

Effective July 1, 2014, the salaries of our named executive officers were increased by approximately 3%, in light of the Compensation Committee’s review of benchmarking data (as discussed below) and general market conditions, as reviewed in early 2014. Mr. Griffith’s base salary remained unchanged, as the Compensation Committee viewed his base salary as competitive and in line with market and peer data which it had reviewed. Base salaries were, on average, 44% of the total target compensation of the named executive officers as a group (with Mr. Griffith’s salary comprising 32% of his total target compensation).
The base salaries as approved in 2014 (taking effect in July 2014) as compared with base salaries approved in 2013 (which took effect in July 2013) are set forth in the table below.

Name	2013 Base Salary	2014 Base Salary
Jerome S. Griffith	$885,000	$885,000
Michael J. Mardy	$460,000	$473,800
Steven M. Hurwitz	$435,000	$448,050
Adam J. Levy	$415,000	$427,450
Peter L. Gray	$390,000	$402,000
Annual cash bonus
Pursuant to the terms of their employment arrangements with us, each of Messrs. Griffith, Mardy, Hurwitz, Levy and Gray are eligible to earn a target annual bonus. For 2014, the target bonus amount for Messrs. Griffith, Mardy, Hurwitz, Levy and Gray was set at 75%, 50%, 45%, 45% and 45%, respectively, of each such individual’s base salary, at target performance. Pursuant to the cash bonus plan, each executive could earn between zero and two time his targeted bonus amount. No minimum bonus payment was guaranteed for any of our named executive officers. The targeted bonus percentages for the named executive officers were unchanged from 2013, with the exception of Mr. Griffith and Mr. Gray (who was not a participant in 2013, as his employment with the Company commenced in December 2013). With respect to Mr. Griffith, the Committee and Board reviewed peer and market data and concluded that his compensation was below the median, and in particular, was substantially below the median with respect to bonus potential and long-term incentives. With respect to bonus potential, Mr. Griffith’s employment agreement (entered into in 2008) provided that he would be eligible to receive a target annual bonus of 40% to 50%, but that the target annual bonus could also be increased to up to 100% of his base salary. Consequently, in light of the competitive data reviewed by the Compensation Committee, Mr. Griffith’s bonus percentage for 2014 was set at 75%, with the intent to increase it to 100% in 2015.
Our annual cash bonus program for 2014 was implemented pursuant to the Tumi Holdings, Inc. 2012 Long-Term Incentive Plan and performance was measured relative to two metrics, operating income and net sales growth. The influence of each metric was weighted, such that 70% of the bonus amount related to operating income and 30% of the bonus amount related to net sales growth. The Board developed this bonus plan design to encourage management to achieve profitable growth.
Threshold, target and maximum levels of performance were established for each metric. The bonus program contemplated increasing levels of payout for performance at higher levels, with 50% payout relating to the threshold level, 100% payout relating to the target level and 200% payout relating to the maximum level, with a sliding scale between levels. If the threshold performance level was not attained, no bonus was to be paid with respect to such metric.
The performance required for the target level for each metric was set relative to the Company’s internal budget and goals for each metric. The threshold level was set at 85% of the target level, and the maximum level was set at 115% of the target level. A table summarizing the plan design, metrics, and performance levels, is set forth below:

	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual	Weighted Result
Operating Income	70%	$90 million	$106 million	$122 million	$93.34 million	60.7%
Net Sales Growth	30%	$76 million	$89 million	$102 million	$60 million	—%
					Payout	42.5%

At the time it set the targets, the Board believed that the metrics at the target level were attainable, yet challenging, as $106 million of operating income represented a 23% increase over 2013 operating income performance and $89 million of net sales growth represented a 19% increase over 2013 revenue performance.
For 2014, the Company achieved net sales growth of approximately $60 million or 13% over the 2013 level, which was below the threshold which had been established. Consequently, no portion of the bonus related to net sales growth was earned or paid.
For 2014, the Company achieved operating income of $94.34 million, which was in excess of the threshold amount, but less than the target amount. Applying a sliding scale between the threshold payment level of 50% and the target payment level of 100%, the operating performance yielded a 60.7% payout of the operating income metric. After applying the 70% weighting to the operating income performance level, a payout of 42.5% was earned by the named executive officers pursuant to the cash bonus plan. Neither the Compensation Committee nor the Board exercised any discretion with respect to the bonus amounts, which are set forth below.

Name	Target Cash Bonus for 2014	Actual Bonus Earned in 2014	Actual Bonus Earned as % of Target
Jerome S. Griffith	$663,750	$282,114	42.5%
Michael J. Mardy	$236,900	$100,690	42.5%
Steven M. Hurwitz	$201,622	$85,696	42.5%
Adam Levy	$192,352	$81,756	42.5%
Peter L. Gray	$180,900	$76,888	42.5%
Long-term incentive compensation
The Company uses equity awards, both time-based and performance-based, as its long-term incentive compensation vehicles. These are comprised of stock options and performance-based restricted stock units (“PRSUs”). Awards are typically made in the first quarter of the fiscal year, on the third trading day after the release of financial results for the completed prior year, in connection with other annual compensation decisions. Awards may also be given from time to time during the year in recognition of exemplary achievement, promotions or other compensation adjustments.
In accordance with this practice, for 2014, the annual equity awards made to the named executive officers, were awarded and based on the value of the common stock on March 4, 2014, the third trading day after the public release of the Company’s financial results for 2013.
Our Chief Executive Officer makes recommendations with respect to equity awards for each executive officer (other than himself) to the Compensation Committee. Our Board of Directors retains full discretion to set the grant amount. In determining the type and size of an award to an executive officer, our Board of Directors, in consultation with the Compensation Committee, generally considers, among other things:

•	Company and individual performance;
•	the executive officer’s current and expected future contributions to the Company;
•	the effect of a potential award on total compensation and pay philosophy; and
•	internal pay equity relationships.

Stock Options
Beginning in 2014, stock options awarded by the Company vest annually in three equal installments on each of the first three anniversaries of the date of grant, subject to continued service and the other terms and conditions set forth in the stock option agreement governing the terms of the grant. Because a financial gain from these options is only possible if the price of our common stock has increased and because these options vest over a three-year period, these grants are intended to encourage our executives to take actions that will increase the value of the Company by aligning the interests of management and stockholders over an extended time frame. The value of the stock option awards to each of the named executive officers in 2014 were as follows: Mr. Griffith - $600,000; Mr. Mardy - $175,000; Mr. Hurwitz - $140,000; Mr. Levy - $140,000; and Mr. Gray - $140,000. These grant date values were then expressed as a number of stock options based on the Black-Scholes valuation of common stock on March 4, 2014. Each option has an exercise price of $22.95 per share, the closing price of the common stock on the date of grant. The following table sets forth the stock option awards to each of the named executive officers:

Name	Number of Shares Underlying Stock Options
Jerome S. Griffith	58,168
Michael J. Mardy	16,965
Steven M. Hurwitz	13,572
Adam Levy	13,572
Peter L. Gray	13,572
PRSUs
In 2014, the Company introduced the use of Performance-based Restricted Stock Units ("PRSUs"), in order to encourage the attainment of long-term financial goals and performance. Each named executive officer was awarded an amount of PRSUs (each representing the contingent right to receive one share of common stock) which will vest, if at all, at the conclusion of a three-year period covering fiscal years 2014, 2015 and 2016 (the “Performance Period”). The Board established a performance budget related to the PRSUs, with one metric, earnings per share. The PRSUs may be earned, and become vested, in the event that a certain level of compound annual growth rate (CAGR) for earnings per share is achieved for the Performance Period. The Board chose this metric as it focuses the named executive officers on increasing earnings per share over a multi-year period and driving longer-term stockholder value. While the metric for the PRSUs differs from the metric used in the cash bonus plan, similar to the design utilized in the cash bonus plan, each named executive officer was awarded a targeted number of PRSUs and based on the earnings per share performance for the Performance Period, may earn in the range of 50% (for threshold performance), 100% (for target performance) and 200% (for maximum performance) of the targeted number of PRSUs. If the threshold level of CAGR for earnings per share is not achieved, no PRSUs will be earned and the PRSUs will expire. The targeted value of the PRSU awards to each of the named executive officers were as follows: Mr. Griffith - $600,000; Mr. Mardy - $175,000; Mr. Hurwitz - $140,000; Mr. Levy - $140,000; and Mr. Gray - $140,000. These values were then expressed as a number of PRSUs, based on the value of the common stock on March 4, 2014. The table below depicts the plan and the number of PRSUs which may be earned by each of the named executive officers:

Name	Threshold	Target	Maximum
Jerome S. Griffith	13,071	26,143	52,286
Michael J. Mardy	3,812	7,625	15,250
Steven M. Hurwitz	3,050	6,100	12,200
Adam Levy	3,050	6,100	12,200
Peter L. Gray	3,050	6,100	12,200
Limited perquisites and other benefits
Historically, in light of our private equity ownership prior to our IPO, and our corporate culture, we use limited perquisites for our executives, and our executives receive other benefits in line with those offered to our employees generally. These benefits, such as our basic health benefits, 401(k) plan with matching contributions, life insurance, paid time off, matching charitable gifts program, tuition reimbursement and discounts on certain Tumi products, are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees. Additionally, Messrs. Griffith, Mardy, Hurwitz, Levy and Gray receive an automobile allowance.

Employment and Severance Arrangements
We have employment and other arrangements with each of our named executive officers which provide for "at-will" employment and define compensation and benefits payable to them in certain termination scenarios, giving them some certainty regarding their individual outcomes under these circumstances. Each such agreement includes provisions that (1) prohibit the executive from competing against us (or working for a competitor) during a specified period after the executive leaves the Company, and (2) provide severance payments upon the executive’s termination of employment by us for other than “Cause,” (and by the executive for "Good Reason" in the case of Mr. Griffith) both before and after a Change in Control or by the executive for "Good Reason" after a change in control. We believe the employment agreements are a necessary component of the compensation package provided to our named executive officers because: (1) the noncompetition provisions protect us from a competitive disadvantage if one of the named executive officers leaves the Company; and (2) the severance provisions serve as an effective recruiting and retention tool. Our Board of Directors approved these agreements and reviews them on an as-needed basis, based on market trends or on changes in our business environment. These agreements and arrangements were initially established with the named executive officers when they commenced employment with the Company, and in late 2014 and early 2015, the Compensation Committee began a detailed review of the agreements to address a tax gross-up provision contained in Mr. Griffith’s agreement and, with the assistance of our compensation consultant, reflect current market practice and terms, as many of these agreements were entered into five to ten years ago and while the Company was privately-held. In March 2015, the agreements were amended and restated and new agreements were provided to executives who previously held offer letters.
The terms of the employment agreements are described in more detail below under “—Employment Arrangements with Named Executive Officers.” Additional information regarding the severance and change in control benefits provided under the employment agreements is provided below under “—Potential Payments upon Termination or Change in Control.”
Role of Executives in Executive Compensation Decisions
Our Compensation Committee generally seeks input from Mr. Griffith when discussing the performance of and the compensation levels for the other named executive officers. Our Compensation Committee also works with Mr. Mardy in evaluating the financial, accounting, tax and retention implications of our various compensation programs. The Compensation Committee then makes recommendations regarding executive compensation to the Board of Directors, which includes Mr. Griffith and Mr. Mardy, for approval by the Board of Directors. Mr. Mardy and Mr. Griffith do not play any role in setting their own compensation, or in approving the compensation of the other named executive officers. Mr. Griffith makes recommendations to the Compensation Committee and the Board of Directors regarding the compensation of our other named executive officers.
Tumi believes that Mr. Griffith is in the best position to assess performance of our other named executive officers. However, decisions about individual compensation elements, including those related to Mr. Griffith, are ultimately recommended by the Compensation Committee and approved by the independent members of the Board using its judgment, focusing primarily on the executive officer’s performance and Tumi’s overall performance. The Compensation Committee routinely meets in executive session without management or Mr. Griffith present.
Other Compensation-Related Practices and Policies
Executive Officer Stock Ownership Guidelines
In 2015, we adopted stock ownership guidelines that require our Chief Executive Officer and President to own shares equal in value to six times his base salary, our Chief Financial Officer and Executive Vice President to own shares equal in value to three time his base salary and our other executive officers to hold shares equal in value to one and one half times each such executive officer’s base salary. Executives have five years to meet the guidelines, compliance is measured at the end of each calendar year and the value of shares of common stock owned, as well as in-the-money stock options, is considered when assessing compliance. Had the guidelines been in effect for 2014, each of Mr. Griffith, Mr. Mardy and Mr. Hurwitz would have met the guidelines.
Insider Trading Policy
We have maintained an insider trading policy since our initial public offering. The policy applies to the officers and directors of the Company, as well as other individuals who have access to material non-public information. We believe the policy serves to provide a framework for compliance with securities laws and regulations, as well as make clear the behaviors which we believe are speculative and expose the individual and the Company to the risks of trading of stock when otherwise prohibited, or the appearance of impropriety. Accordingly, the policy explicitly prohibits hedging of shares, pledging of shares, short-selling, trading options, warrants, puts and calls or similar instruments on Company securities and holding shares of the Company’s common stock in margin accounts.

Tally Sheets
From time-to-time the Compensation Committee is provided a “tally sheet” report prepared by management for each named executive officer. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various circumstances, including following a change in control. The Compensation Committee uses tally sheets to provide additional perspective on the value the executives have accumulated from prior equity awards and the retentive value of such awards.
Use of Consultants and Other Advisors
The Compensation Committee has retained Pay Governance LLC to assist the Compensation Committee with its responsibilities related to the Company’s executive and Board of Director compensation programs. Pay Governance’s responsibilities to the Compensation Committee included providing:

•	Competitive market data and advice related to the Chief Executive Officer’s compensation level and incentive program;
•	A review of Company compensation levels, annual and long-term incentive program design (including performance objectives); and
•	Information on executive compensation philosophy considerations.
As part of the Company’s evaluation of Pay Governance, the Compensation Committee considered the following independence factors related to Pay Governance: (i) that no other services were provided to us by Pay Governance in 2014, (ii) the fees paid by the Company as a percentage of Pay Governance’s total revenue, (iii) policies or procedures of Pay Governance that are designed to prevent conflicts of interest, (iv) any business or personal relationships between Pay Governance’s senior advisor for the Company and a member of the Compensation Committee, (v) any business or personal relationship of Pay Governance or its senior advisor for the Company and a Company executive and (vi) any Company stock owned by the senior advisor of Pay Governance. The Compensation Committee discussed these considerations and concluded that the work performed by Pay Governance and its senior advisor involved in the engagement did not raise any conflict of interest and that both are independent under the Compensation Committee’s charter and applicable SEC and NYSE listed company rules.
Benchmarking
The Compensation Committee considers a number of factors in making compensation decisions. This includes the compensation practices of peer companies in the retail industry, which we refer to as the Custom Peer Group. These companies were chosen by the Compensation Committee after considering the recommendations of Pay Governance LLC and management. We developed our Custom Peer Group by considering competitors identified by industry, size, growth rate and equity analysts, as well as by internal resources, and companies who identify Tumi as a peer in their proxy disclosures. We believe these companies to have similarities to our business and reflect the market in which we compete for executive talent. The Compensation Committee reviews the composition of the Custom Peer Group at least annually. The companies in the 2014 Custom Peer Group were:

•	Body Central Corp.
•	Francesca’s Holdings Corporation
•	Iconix Brand Group, Inc.
•	Movado Group, Inc.
•	Oxford Industries, Inc.
•	Perry Ellis International, Inc.
•	R.G. Barry Corporation
•	Tilly’s, Inc.
•	Vera Bradley, Inc.
•	Vince Holding Corp.
•	Zumiez Inc.
In addition to the Custom Peer Group, the Compensation Committee also considered results from the Hay Group’s 2012 Luxury Retail Executive and Management Total Remuneration Report when making 2014 compensation decisions.

The Compensation Committee attempts to set the compensation at levels that are competitive with the data sources listed above. The Compensation Committee generally seeks to set the compensation of our executive officers for salary, target bonus, and long-term incentives within a competitive range of the median. An executive’s actual compensation may vary from this amount based on individual performance, incentive payouts, and changes in our stock price. The Compensation Committee uses market data as a source of information but retains the flexibility to set target compensation at levels it deems appropriate for an individual or for a specific element of compensation.
Tax Considerations
Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s five named executive officers. Prior to our IPO in April 2012, our Board of Directors did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our Compensation Committee has adopted a policy that states, where reasonably practicable, the Compensation Committee will seek to have the variable compensation paid to our named executive officers qualify for an exemption from the deductibility limitations of Section 162(m). The Compensation Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes, in its judgment, that such payments are appropriate to attract and retain executive talent. In addition, transition provisions under Section 162(m) may apply for a period of three years following the consummation of our IPO in April 2012 to certain compensation arrangements that were entered into by a company before it was publicly held.

Report of the Compensation Committee
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Joseph R. Gromek (Chairperson)
Christopher J. L. Fielding
Thomas H. Johnson

Summary Compensation Table
The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal 2014, 2013 and 2012.

2014 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jerome S. Griffith Chief Executive Officer, President and Director	2014 2013 2012	885,000 868,800 832,300	- - -	600,000 - -	600,000 500,000 -	282,114 331,875 5,961,693(6)	- - -	22,400 22,200 22,000	2,389,514 1,722,875 6,815,993
Michael J. Mardy Chief Financial Officer, Executive Vice President and Director	2014 2013 2012	466,900 450,000 430,000	- - -	175,000 - -	175,000 500,000 -	100,690 172,500 240,000	- - -	20,921 20,136 19,936	938,511 1,142,636 689,936
Steven M. Hurwitz Senior Vice President—Product Development, Manufacturing and Sourcing	2014 2013 2012	441,525 427,500 414,000	- - -	140,000 - -	140,000 400,000 -	85,696 146,813 165,000	- - -	20,081 19,501 19,301	827,302 993,814 598,301
Adam Levy President, Retail	2014 2013 2012	421,225 407,500 375,000	- - -	140,000 - -	140,000 400,000 -	81,756 140,063 165,000	- - -	19,766 19,346 19,237	802,747 966,909 559,237
Peter L. Gray(7) Executive Vice President and General Counsel	2014 2013	396,000 29,918	- -	140,000 -	140,000 500,000	76,888 -	- -	21,995 -	774,883 529,918
 _________

(1)
The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts that might be paid to or realized by the named executed officers. ASC 718 fair value amount as of the grant date for performance-based restricted stock units and stock options generally is spread over the number of months of service required for the grant to vest. An explanation of the vesting of options awards and for performance-based restricted stock units is discussed in the footnotes to the “Grants of Plan-Based Awards for Fiscal 2014” and “Outstanding Equity Awards at 2014 Fiscal Year End” tables below.

(2)
Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718 for performance-based restricted stock unit awards granted to the named executive officers. The fair value of these awards is based on the closing price of our Common Stock on the grant date and is calculated at the target share payout level as of the grant date (March 4, 2014). The maximum grant date potential values for the 2014 performance-based restricted stock awards for Messrs. Griffith, Mardy, Hurwitz, Levy and Gray were $1,200,000, $350,000, $280,000, $280,000 and $280,000, respectively.

(3)
The fair value of each stock option award is estimated as of the date of grant using a Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 17 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2014.

(4)	Other than as set forth in footnote 6 below, represents the amount paid under our performance-based annual cash bonus program. See “—Determining the Amount of Each Component of Compensation—Annual cash bonus” above for more details.

(5)
All other compensation in 2014 consisted of: (a) a car allowance for the following individuals in the following amounts: Mr. Griffith—$12,000, Mr. Mardy—$9,000, Mr. Hurwitz—$9,000, Mr. Levy—$9,000 and Mr. Gray—$12,000; (b) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Griffith—$0, Mr. Mardy—$1,521, Mr. Hurwitz—$681, Mr. Levy—$366 and Mr. Gray—$162; (c) 401(k) match contributions for the following individuals in the following amounts: Mr. Griffith—$10,400, Mr. Mardy—$10,400, Mr. Hurwitz—$10,400, Mr. Levy—$10,400 and Mr. Gray—$8,040; and (d) $1,793 for health care premium reimbursement for Mr. Gray.

(6)
The components of Mr. Griffith’s incentive bonus in respect of 2012 include $450,000 paid under our performance-based annual cash bonus program and an incentive payment in connection with the successful completion of our IPO in April 2012. Pursuant to an amended and restated letter agreement, dated July 8, 2009, Mr. Griffith received a special bonus payment in cash of $5.5 million in connection with the IPO. Per the agreement, the payment was equal to the market value of 0.62% of our outstanding common stock at the underwritten price per share of our common stock in the offering.

(7)	Mr. Gray joined the Company in December 2013.

Grants of Plan-Based Awards for 2014
The following table sets forth information regarding grants of plan-based awards in fiscal 2014.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2014
Name	Grant Date	Committee/Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jerome S. Griffith	(5)	(6)	331,750	663,500	1,327,000
						13,071	26,143	52,286				600,000
									—	58,168	22.95	600,000
Michael J. Mardy	(5)	(6)	118,450	236,900	473,800
						3,812	7,625	15,250				175,000
									—	16,965	22.95	175,000
Steven M. Hurwitz	(5)	(6)	100,811	201,622	403,244
						3,050	6,100	12,200				140,000
									—	13,572	22.95	140,000
Adam Levy	(5)	(6)	96,176	192,352	384,704
						3,050	6,100	12,200				140,000
									—	13,572	22.95	140,000
Peter L. Gray	(5)	(6)	90,450	180,900	361,800
						3,050	6,100	12,200				140,000
									—	13,572	22.95	140,000
 _________

(1)
Awards made under the Company’s performance-based cash bonus program. Actual amounts earned under the program are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
The amounts shown reflect number of PRSUs which may vest based on the satisfaction of performance criteria established by the Compensation Committee and Board of Directors. The threshold achievement represents 50% of target and maximum achievement represents 200% of target. Performance below the threshold level results in the PRSUs expiring with no vesting. The PRSUs vest, at target level, under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below. See “Compensation Discussion and Analysis” for further discussion of the PRSUs and performance criteria.

(3)
Stock option awards vest in three equal annual installments on each of the first three anniversaries of the date of grant, provided that the recipient remains employed by the Company or one of its subsidiaries on each such date. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change in Control.”

(4)	The grant date fair value of “All Other Option Awards” is computed based on a value per share of $10.31 on March 4, 2014, computed in accordance with ASC 718.

(5)	The grant date for all equity awards was March 4, 2014.

(6)	The approval date for all equity awards, as well as the non-equity incentive plan awards (the annual performance-based cash bonus plan), was January 29, 2014.
Employment Arrangements with Named Executive Officers
Jerome S. Griffith
We entered into an employment agreement with Mr. Griffith on December 22, 2008. On March 11, 2015, the employment agreement was amended and restated. As amended, the agreement provides, among other things, for Mr. Griffith to serve as Chief Executive Officer and President of the Company for a term that will end with his separation from the Company, at an annual salary of $885,000 (subject to adjustment by the Board of Directors). In addition, Mr. Griffith is eligible to earn an annual target incentive bonus of 100% of his base salary, which bonus will be determined in the discretion of the Board of Directors based on Mr. Griffith’s performance and the Company’s achievement of budgetary and other objectives set by the Board of Directors. Based on performance, Mr. Griffith may earn up to two times the target bonus. During his employment, Mr. Griffith is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally and a monthly automobile allowance. Consistent with the prior agreement, the Company agreed to continue to nominate Mr. Griffith as a member of the Board of Directors.

The employment agreement further provides that, subject to certain exceptions, during his employment and a period of 12 months following termination or separation, Mr. Griffith will not (i) compete with us or our affiliates, (ii) solicit any of our employees or consultants, (iii) solicit any of our customers or suppliers or (iv) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation. The employment agreement also provides for covenants regarding protection of confidential information and assignment of inventions.

The terms of the amended and restated employment agreement relating to the termination of Mr. Griffith’s employment are discussed below, under“—Potential Payments upon Termination or Change in Control.”
Other Named Executive Officers
We entered into employment agreements with Mr. Mardy on November 17, 2004 and Mr. Hurwitz on May 15, 2006. In addition, we extended offer letters to Mr. Levy on October 12, 2011 and to Mr. Gray on December 2, 2013. On March 11, 2015, we amended and restated Mr. Mardy’s and Mr. Hurwitz’s employment agreement and entered into employment agreements with Mr. Levy and Mr. Gray. The agreements with each of the named executive officers are substantially similar.
Each agreement provides for at-will employment, with title, base salary (subject to adjustment by the Board of Directors) and target bonus (determined in the discretion of the Board of Directors based on the executive’s performance and the Company’s achievement of budgetary and other objectives set by the Board of Directors) as set forth below:

Name	Title	Base Salary	Target Bonus Percentage
Michael J. Mardy	Chief Financial Officer and Executive Vice President	$473,800	50%
Steven M. Hurwitz	Senior Vice President, Product Development, Manufacturing and Sourcing	$448,050	45%
Adam Levy	President, Retail	$427,450	45%
Peter L. Gray	Executive Vice President and General Counsel	$402,000	45%
During their employment, the executives are also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally and a monthly automobile allowance.
The employment agreements further provide that during employment and a period of 12 months following termination or separation, the executive will not (i) compete with us or our affiliates, (ii) solicit any of our employees or consultants, (iii) solicit any of our customers or suppliers or (iv) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation. The employment agreements also provide for covenants regarding protection of confidential information, assignment of inventions and non-disparagement.

Outstanding Equity Awards at 2014 Year End
The following table sets forth summary information regarding the outstanding equity awards granted to each of the named executive officers as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Jerome S. Griffith	11,001 -	44,005(2) 58,168(3)	20.45 22.95	1/4/2023 3/4/2024	—	—	13,071	310,174
Michael J. Mardy	11,001 -	44,005(2) 16,965(3)	20.45 22.95	1/4/2023 3/4/2024	—	—	3,812	90,458
Steven M. Hurwitz	8,800 -	35,204(2) 13,572(3)	20.45 22.95	1/4/2023 3/4/2024	—	—	3,050	72,376
Adam Levy	8,800 -	35,204(2) 13,572(3)	20.45 22.95	1/4/2023 3/4/2024	—	—	3,050	72,376
Peter L. Gray	9,328 -	37,313(2) 13,572(3)	23.54 22.95	12/4/2023 3/4/2024	—	—	3,050	72,376
________

(1)	Represents potential vesting of threshold amount of PRSUs. The PRSUs will vest in March 2017 if the performance criteria are met.

(2)
Stock option award vests in five equal annual installments on each of the first five anniversaries of the date of grant (January 4, 2013, other than for Mr. Gray, whose date of grant was December 4, 2013), provided that the recipient remains employed by the Company or one of its subsidiaries on each such date.

(3)
Stock option award vests in three equal annual installments on each of the first three anniversaries of the date of grant (March 4, 2014), provided that the recipient remains employed by the Company or one of its subsidiaries on each such date.

2014 Option Exercises and Stock Vested
There were no stock options exercised nor stock awards that became vested during 2014.
2014 Pension Benefits
Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
2014 Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plan or arrangements under which our named executive officers are entitled to participate.

Potential Payments upon Termination or Change in Control
The following table summarizes the potential payments and benefits payable to our named executive officers in connection with the termination of their employment, as described in more detail below. The table reflects estimated amounts assuming that termination, as applicable, occurred on December 31, 2014, but gives effect to the employment agreements as amended or entered into in March 2015. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such event.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
	Termination Without Cause and Without a Change in Control			Termination Without Cause or For Good Reason Within Two Years Following a Change in Control
Name	Severance Pay ($)(1)(2)	Other Benefits ($)(3)	Total ($)	Severance Pay ($)(4)	Accelerated Vesting of Equity Awards ($)(5)	Other Benefits ($)(6)	Total ($)
Jerome S. Griffith	$2,212,500	$36,919	$2,249,419	$5,310,000	$810,081	$73,838	$6,193,919
Michael J. Mardy(7)	710,700	16,148	726,848	1,421,400	338,510	32,296	1,792,206
Steven M. Hurwitz	649,673	24,613	674,286	1,299,345	270,808	49,226	1,619,379
Adam Levy	619,803	—	619,803	1,239,605	270,808	—	1,510,413
Peter L. Gray	582,900	24,613	607,513	1,165,800	162,429	49,226	1,377,455
 _________

(1)	With respect to Mr. Griffith, the amount of cash severance reported would also apply in the event of a termination of employment by the executive for “Good Reason.”

(2)
Severance Pay consists of 18 months of base salary and pro rata bonus for Mr. Griffith and 12 months of base salary and pro rata bonus for the other named executive officers. For purposes of this table, the target bonus is used.

(3)
The amounts reported are estimates based on approximate benefit cost for 2014 and represent the approximate cost of 12 monthly payments (18 monthly payments in the case of Mr. Griffith) in an amount equal to the applicable COBRA premium cost for the level of coverage each executive had as an active employee.

(4)	Severance Pay consists of 36 months of base salary and three times target bonus for Mr. Griffith and 24 months of base salary and two times target bonus for the other named executive officers.

(5)
Pursuant to the employment agreements with each of the named executive officers, in the event the employee’s employment or service is terminated by the Company without Cause or by the executive for Good Reason within 24 months after a Change of Control (as defined in the employment agreements), the vesting of all unvested stock options would accelerate and the vesting of all restricted stock units would accelerate, with any performance criteria being deemed to have been achieved at the target performance level.

(6)
The amounts reported are estimates based on approximate benefit cost for 2014 and represent the approximate cost of 24 monthly payments (36 monthly payments in the case of Mr. Griffith) in an amount equal to the applicable COBRA premium cost for the level of coverage each executive had as an active employee.

(7)
With respect to any employee who has attained the age of 55 and has been employed by the Company or one of its subsidiaries for at least 10 years, as set forth in the stock option and restricted stock unit agreements adopted for use with the 2012 Long-Term Incentive Plan, all unvested stock options vest upon retirement and a pro rata portion of the unvested PRSUs held by the employee as of the date of the employee's termination of service vest based on the actual Company performance as determined on or by the applicable vesting date. As of December 31, 2014, Mr. Mardy met the retirement criteria and assuming his retirement had occurred at December 31, 2014 and assuming target performance by the Company with respect to the PRSUs, Mr. Mardy would have been entitled to accelerated vesting of unvested stock options with an aggregate value of $157,569 and PRSUs with an aggregate value of $60,314.

The employment agreements we have entered into with our named executive officers provide for certain payments to be made in connection with a termination of employment. Below is a description of these provisions.
Mr. Griffith
Mr. Griffith’s employment agreement, as amended and restated in March 2015, provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. In addition to these benefits, upon termination for any reason, Mr. Griffith will be entitled to receive amounts accrued under the employment agreement, including any accrued but unpaid base salary and accrued but unused vacation. If Mr. Griffith’s employment is terminated without “Cause”, or if he resigns for “Good Reason” (in either case as defined in the employment agreement), Mr. Griffith will be paid severance in an amount equal to his annual base salary for 18 months following the termination date, a pro rata bonus for the year of termination (based on Company performance and the portion of the year that he was employed) and will be eligible to receive, for up to 18 months, a monthly amount equal to the applicable COBRA premium cost. In the event that Mr. Griffith’s employment is terminated by the Company without “Cause” or if he resigns for

“Good Reason” within two years following a “Change of Control” (as defined in the employment agreement), Mr. Griffith will be paid severance in a lump sum equal to his annual base salary for 36 months plus three times his annual target bonus, and COBRA premiums for up to 36 months. In addition, all unvested equity awards will vest (with any performance criteria under performance-based equity awards being deemed to have been achieved at the target level).

Mr. Griffith's amended and restated employment agreement eliminates the prior gross up for excise taxes under Section 4999 and 280G of the Internal Revenue Code.

Other Named Executive Officers
The employment agreements for the named executive officers other than Mr. Griffith, as amended and restated, or entered into in March 2015, provide for severance benefits payable in the event of the termination of the executive’s employment under certain circumstances, subject to the execution of a general release of claims. In addition to these benefits, upon termination for any reason, the executive will be entitled to receive accrued but unpaid base salary. If any executive’s employment is terminated without “Cause” (as defined in the employment agreement), the executive will be paid severance in an amount equal to his annual base salary for 12 months following the termination date, a pro rata bonus for the year of termination (based on Company performance and the portion of the year that he was employed) and will be eligible to receive, for up to 12 months, a monthly amount equal to the applicable COBRA premium cost. In the event that the executive’s employment is terminated by the Company without “Cause” or if he resigns for “Good Reason” (as defined in the employment agreement) within two years following a “Change of Control” (as defined in the employment agreement), the executive will be paid severance in a lump sum equal to his annual base salary for 24 months plus two times his annual target bonus, and COBRA premiums for up to 24 months. In addition, all unvested equity awards will vest (with any performance criteria under performance-based equity awards being deemed to have been achieved at the target level).

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK
The following table sets forth certain information regarding beneficial ownership of our common stock as of March 24, 2015 for: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each named executive officer; (3) each of our directors; and (4) all of our executive officers and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080. We have determined beneficial ownership in accordance with the rules of the SEC, which provide that beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 24, 2015, through the exercise of any stock option (“Presently Exercisable Options”) or any other right. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own. We have based our calculation of the percentage of beneficial ownership on 67,868,867 shares of common stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number	Percent of Common Stock Outstanding
Executive Officers and Directors:
Jerome S. Griffith(1)	1,747,396	2.6%
Michael J. Mardy(2)	924,352	1.4%
Steven M. Hurwitz(3)	49,395	*
Adam Levy(4)	22,125	*
Peter L. Gray(5)	14,352	*
Claire M. Bennett(6)	6,293	*
Christopher J. L. Fielding	—	—
Joseph R. Gromek(7)	32,463	*
Thomas H. Johnson(8)	10,463	*
Alexander W. Smith(9)	4,229	*
All directors and executive officers as a group (11 persons)(10)	2,811,068	4.1%
Greater than 5% Stockholders:
Entities Affiliated with Doughty Hanson (11)	9,123,014	13.4%
Wellington Management Group LLP(12)	3,973,238	5.9%
 ________________________________________________

*	Represents less than 1% of outstanding common stock.

(1)
Consists of (i) 1,336,005 shares held by Mr. Griffith in his individual capacity, (ii) 370,000 shares held by Griffith Investment Management Company, LLC (the “LLC”), of which Mr. Griffith is a Manager and (iii) Presently Exercisable Options to purchase 41,391 shares of common stock. The membership units in the LLC are held by four trusts, for which Mr. Griffith disclaims beneficial ownership of the securities held by the LLC except to the extent of his pecuniary interest therein.

(2)
Includes Presently Exercisable Options to purchase 27,657 shares of common stock. Also includes 231,000 shares of common stock held in three trusts, for which Mr. Mardy’s spouse is the trustee. Mr. Mardy disclaims beneficial ownership of the securities held in the trusts, except to the extent of his pecuniary interest therein.

(3)	Includes Presently Exercisable Options to purchase 22,125 shares of common stock.

(4)	Includes Presently Exercisable Options to purchase 22,125 shares of common stock.

(5)	Includes Presently Exercisable Options to purchase 13,852 shares of common stock.

(6)	Consists of Presently Exercisable Options to purchase 3,623 shares of common stock and 2,670 restricted stock units which will vest within 60 days.

(7)	Includes Presently Exercisable Options to purchase 7,793 shares of common stock and 2,670 restricted stock units which will vest within 60 days.

(8)	Consists of Presently Exercisable Options to purchase 7,793 shares of common stock and 2,670 restricted stock units which will vest within 60 days.

(9)	Consists of Presently Exercisable Options to purchase 1,559 shares of common stock and 2,670 restricted stock units which will vest within 60 days.

(10)	Includes Presently Exercisable Options to purchase 147,918 shares of common stock and 10,680 restricted stock units which will vest within 60 days.

(11)
Consists of shares held by DHC 1, DHC 2, DHC 3, DHC 4, Officers Nominees Limited and the Co-Investors (each as defined below).  Doughty Hanson & Co IV Nominees One Limited (“DHC 1”), Doughty Hanson & Co IV Nominees Two Limited (“DHC 2”), Doughty Hanson & Co IV Nominees Three Limited (“DHC 3”) and Doughty Hanson & Co IV Nominees Four Limited (“DHC 4”) each hold shares as nominee for four English law limited partnerships: Doughty Hanson & Co IV Limited Partnership Number One, Doughty Hanson & Co IV Limited Partnership Number Two, Doughty Hanson & Co IV Limited Partnership Number Three and Doughty Hanson & Co IV Limited Partnership Number Four, respectively. The common general partner of these four English law limited partnerships is Doughty Hanson & Co IV Limited, which has voting and investment power with respect to the shares held by each such limited partnership and each of DHC 1, DHC 2, DHC 3 and DHC 4. Doughty Hanson & Co IV Limited is wholly owned by DHC Limited which is controlled by Richard P. Hanson.  Officers Nominees Limited is a company incorporated in England and Wales and is the co-investment vehicle for employees of Doughty Hanson & Co. Richard P. Hanson, Richard N. Lund, Stephen C. Marquardt and Graeme D. Stening serve on the board of directors of Officers Nominees Limited. Each of the foregoing persons disclaim beneficial ownership of the shares held by Officers Nominees Limited.  Doughty Hanson & Co Managers Limited may be deemed to have voting and investment power with respect to the shares held by Stockwell Fund, L.P., HVB Capital Partners AG and Brederode International s.à.r.l.  (collectively, the “Co-Investors”) by virtue of co-investment arrangements with each of the entities comprising the Co-Investors. Doughty Hanson & Co Managers Limited is indirectly wholly owned by DHC Limited which is controlled by Mr. Hanson. The address of Doughty Hanson is c/o DHC Limited, 45 Pall Mall, London, SW14 5JG, United Kingdom.

(12)
Information about this stockholder is based solely on information contained in the Schedule 13G filed on February 12, 2015 by the stockholder. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The stockholder has shared dispositive power over all of the shares and shared voting power as to 1,655,638 of the shares.

CERTAIN RELATED PERSON TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above under “Compensation Discussion and Analysis,” the following is a description of transactions since January 1, 2014, to which we have been a party and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Registration Rights Agreement
In connection with our April 2012 IPO, we entered into an amended and restated registration rights agreement with Doughty Hanson & Co IV Nominees One Limited, Doughty Hanson & Co IV Nominees Two Limited, Doughty Hanson & Co IV Nominees Three Limited, Doughty Hanson & Co IV Nominees Four Limited, Officers Nominees Limited, Stockwell Fund, L.P., Brederode International s.à.r.l., HVB Capital Partners AG and certain former stockholders and Jerome Griffith. Jerome Griffith is a party to the agreement only with respect to the piggyback registration rights described below. Pursuant to this registration rights agreement, subject to certain exceptions, holders of a majority of the then registrable common stock collectively have the right to require us to register for public sale under the Securities Act all shares of common stock that it requests be registered. The registration rights agreement limits the requests for registrations pursuant to a fully marketed underwritten offering to three requests per 365-day period, provided that such request covers at least that number of shares with an anticipated gross offering price of $25.0 million. In addition, whenever we propose to file a registration statement under the Securities Act (other than a registration on Form S-4 or Form S-8), we are required to give notice of such registration to all parties to the registration rights agreement that hold registrable securities. Such notified persons have piggyback registration rights providing them the right to have us include their shares of common stock in any such registration, subject to the provisions of the registration rights agreement. All expenses of such registrations (including both demand and piggyback registrations), other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications, will be paid by us.
On September 10, 2014, the Doughty Hanson Funds sold 8,000,000 shares of our common stock in an underwritten public offering. These shares were registered pursuant to the registration rights agreement. Pursuant to the registration rights agreement, we paid the expenses of the offering, other than underwriting discounts and commissions. These expenses totaled approximately $196,000.
Director Nomination Agreement
In connection with our April 2012 IPO, we entered into a director nomination agreement with Doughty Hanson & Co IV Nominees One Limited, Doughty Hanson & Co IV Nominees Two Limited, Doughty Hanson & Co IV Nominees Three Limited, Doughty Hanson & Co IV Nominees Four Limited and Officers Nominees Limited or, together with their permitted transferees, the Doughty Hanson Funds, that provides for the right of the Doughty Hanson Funds to nominate individuals to our Board of Directors. So long as the Doughty Hanson Funds own 10% or more of our outstanding common stock, the Doughty Hanson Funds will have the right (but not have the obligation) to nominate two individuals to our Board of Directors, and so long as the Doughty Hanson Funds own 3% or more but less than 10% of our outstanding common stock, the Doughty Hanson Funds have the right (but not have the obligation) to nominate one individual to our Board of Directors. Subject to limited exceptions, we will include these nominees in the slate of nominees recommended to our stockholders for election as directors. In the event the Doughty Hanson Funds have nominated less than the total number of designees that the Doughty Hanson Funds are entitled to nominate pursuant to the director nomination agreement, then the Doughty Hanson Funds have the right, at any time, to nominate such additional designee(s) to which it is entitled, in which case, the members of our Board of Directors will take all necessary corporate action to increase the size of our Board as required to enable the Doughty Hanson Funds to so nominate such additional designees and designate such additional designees nominated by the Doughty Hanson Funds to fill such newly created vacancies. As of March 24, 2015, the Doughty Hanson Funds owned 13.4% of our outstanding common stock. On December 5, 2013, Richard P. Hanson, who had been the Doughty Hanson Funds nominee under the nomination agreement, notified us that he was resigning from the Board of Directors effective December 9, 2013. At such time, the Doughty Hanson Funds notified us that they nominated Christopher J. L. Fielding as a Doughty Hanson Funds nominee under the nomination agreement and Mr. Fielding was appointed to the Board effective December 9, 2013.

Policy Concerning Related Person Transactions
Our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Such policy provides for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our directors, director nominees, executive officers or beneficial holders of more than 5% of our common stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. This policy was adopted in connection with our April 2012 IPO.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the chairperson of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. In the event that any member of our Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the Audit Committee will review and may, in its discretion, ratify the related person transaction.
A copy of our Related Party Transactions Policy is available in the Corporate Governance Guidelines which can be found with our Corporate Governance Guidelines on the Investor Relations page of our website at www.tumi.com. Information on, or accessible through, our website is not part of this Proxy Statement.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
In order to submit stockholder proposals to be considered for inclusion in the Company’s Proxy Statement, Notice of Internet Availability of Proxy Materials and proxy card for the 2016 annual meeting of stockholders pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s principal office in South Plainfield, New Jersey, no later than November 25, 2015.
The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
The Company’s Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Proxy Statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2016 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s principal office in South Plainfield, New Jersey (see above), not less than 90 or more than 120 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than January 4, 2016, and no later than February 3, 2016. All director nominations and stockholder proposals must comply with the requirements of the Company’s Amended and Restated By-Laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.
Other than the proposals described in this Proxy Statement, the Company does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any unforeseen reason, any one or more of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
Tumi Holdings, Inc. 1001 Durham Avenue South Plainfield, NJ 07080-2503
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following :	☐	☐	☐
1. Election of directors: Nominees
01 Jerome S. Griffith	02 Thomas H. Johnson	03 Alexander W. Smith

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

TUMI HOLDINGS, INC Annual Meeting of Stockholders Monday, May 4, 2015 9:00 a.m. The Offices of Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 4, 2015.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, this proxy will be voted as the Board of Directors recommends.

By signing this proxy, you revoke all prior proxies and appoint Jerome S. Griffith, Michael J. Mardy and Peter L. Gray, and each of them with full power of substitution, to vote all shares of common stock of Tumi Holdings, Inc. held of record by you as of the close of business on March 10, 2015 for the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders and any adjournment(s) and postponement(s) thereof.

Continued and to be signed on reverse side